Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of December 7, 2006, is between Bank of America, N.A. (the “Bank”) and Merit Medical Systems, Inc. (the “Borrower”).

1.             FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1           Line of Credit Amount.

(a)                                  During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the “Facility No. 1 Commitment”) is Thirty Million and 00/100 Dollars ($30,000,000.00).

(b)                                 This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)                                  The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2           Availability Period.  The line of credit is available between the date of this Agreement and December 7, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

At any time between December 7, 2007 and the date sixty (60) days prior to the Facility No. 1 Expiration Date, Borrower may request Bank to extend the Facility No. 1 Expiration Date for an additional year period. If the Bank decides to agree to such extension, the Bank will send to the Borrower a written notice of extension, effective as of the Facility No. 1 Expiration Date (“Extension Notice”). If this Line of Credit is extended, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Extension Notice. if this Line of Credit is extended, the term “Expiration Date” shall mean the date set forth in the Extension Notice as the Expiration Date.

1.3           Repayment Terms.

(a)                                  The Borrower will pay interest on January 1, 2006, and then on the first day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)                                 The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.  Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.4           Interest Rate.

(a)                                  The interest rate is a rate per year equal to the lesser of (i) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”), or (ii) Bank’s Prime Rate plus the Applicable Margin as defined below.

(b)                                 The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5           Optional Interest Rates.  Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower.  In no event shall the optional interest rate exceed the Maximum Rate.   The optional interest rates shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.”  The following optional interest rates are available:

(a)                                  The lesser of (i) the maximum rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”), or (ii) the LIBOR Rate  plus the Applicable Margin as defined below.

1.6           Applicable Margin.  The Applicable Margin shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in the “Covenants” section of this Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the  Borrower’s most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 1 set forth below:

Applicable Margin

(in percentage points per annum)

Pricing Unused Fee* Level	Funded Debt to EBITDA Ratio	Bank’s Prime	LIBOR	Letter of Credit

1	<1.00	minus 2.250	plus 0.500	0.500
0.100

2	> equal 1.00 but < 1.50	minus 2.125	plus 0.625	0.625
0.150

3	> equal 1.50 but < 2.00	minus 2.000	plus 0.750	0.750
0.200

4	> equal 2.00 but < 2.50	minus 1.250	plus 1.500	1.500
0.250

The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

*The Unused Fee Applicable Margin will be increased by 0.10% for any periods during which the actual amount of principal outstanding is less than 50% of the Facility No. 1 Commitment.

1.7           Letters of Credit.

(a)                                  During the availability period, at the request of the Borrower, the Bank will issue:

(i)                                     commercial letters of credit with a maximum maturity not to extend beyond the Facility No. 1 Expiration Date.  Each commercial letter of credit will require drafts payable at sight.

(ii)                                  standby letters of credit with a maximum maturity not to extend beyond the Facility No. 1 Expiration Date.  The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)                                 The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Five Million and 00/100 Dollars ($5,000,000).

(c)                                  In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)           The Borrower agrees:

(i)                                     Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)                                  If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)                               The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)                              To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)                                 To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)                              To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)                           To pay the Bank a non-refundable fee per annum equal to the Applicable Margin for Letters of Credit (as provided in section 1.6 above) multiplied by the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.             OPTIONAL INTEREST RATES

2.1           Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on January 1, 2006 and then on the first day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.  At the end of each interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

2.2           LIBOR Rate.  The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)                                  The interest period during which the LIBOR Rate will be in effect will be one month, two months, three months, six months or twelve months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”).  The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)                                 Each LIBOR Rate portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00) with a maximum of seven (7) tranches outstanding at any one time.

(c)                                  The “LIBOR Rate” means the interest rate determined by the following formula.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate = London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)                                     “London Inter-Bank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period.  If such rate is not available at such time for any reason then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)                                  “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)                                 The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Central time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)                                  The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)                                     Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

 (f)                                 Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)                                 The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.  For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.             FEES AND EXPENSES

3.1           Fees.

(a)           Unused Commitment Fee.  The Borrower agrees to pay a fee equal to the product of (i) the Applicable Margin for         Unused Fee (as provided in section 1.6 above), multiplied by (ii) any difference between the Facility No. 1            Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit     outstanding during the specified period.

This fee is due on January 1, 2007 and on the first day of each following quarter until the expiration of the      availability period.

(b)                                 Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)                                  Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late; provided that  such late fee shall be reduced by two percent (2%) of any required principal and interest payment that is not paid within fifteen (15) days of the date it is due if the loan is secured by a mortgage on an owner-occupied residence. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2           Expenses.  The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3           Reimbursement Costs.

(a)                                  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

3.4           No Excess Fees.  Notwithstanding anything to the contrary in this Section 3, in no event shall any sum payable under this Section 3 (to the extent, if any, constituting interest under applicable laws), together with all other amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the amount of interest computed at the Maximum Rate.

4.             DISBURSEMENTS, PAYMENTS AND COSTS

4.1           Disbursements and Payments.

(a)                                  Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)                                 Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2                                 Telephone and Telefax Authorization.

(a)                                  The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)                                      Advances will be deposited in the Depository listed below (the “Designated Account”) owned by Borrower or such other of the Borrower’s accounts as designated in writing by the Borrower.

DEPOSITORY NAME: Zions First National Bank
Address:	310 S Main St, Suite 1420
Salt Lake City, UT 84101
Routing Number: ABA#/Routing # 124000054
Deposit Account Number: Acct# 550-000-37-6

(c)                                       In regard to Borrower’s telephone or telefax instructions for transfers from the line of credit, the Bank agrees to confirm that all transactions are made by individuals authorized by the Borrower as designated on appropriate signature cards and that all advances of funds under this Agreement are distributed to the Designated Account.     The Bank will hold Borrower harmless from all liability, loss and costs in connection with any act resulting from the Bank’s failure to confirm these obligations, in an amount not to exceed the amount of loan advance that is sent by the Bank not in accordance with these directions. The Borrower will indemnify and hold the Bank harmless from all liability, loss and costs in connection with any act resulting from the Bank’s actions in accordance with these obligations.   Any advance sent by the Bank to the Designated Account shall be presumed to comply with Borrower’s directions under this section, and thereafter Bank shall have no further obligations with respect to any transactions in the Borrower’s Account by any other person.

4.3             Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.4             Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.5             Default Rate.  Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is the lesser of (i) the Maximum Rate or (ii) 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.               CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1             Authorizations.  If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2             Governing Documents.  If required by the Bank, a copy of the Borrower’s organizational documents.

5.3             Good Standing.  Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.4             Insurance.  Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

5.5             Legal Opinion.  A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal opinion and the terms of the opinion must be acceptable to the Bank.

6.               REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1             Formation.  If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2             Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3             Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4             Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5             No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6             Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7             Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8             Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9             Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10           Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.11           No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12           Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.               COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1             Use of Proceeds.

(a)                                       To use the proceeds of Facility No. 1 only for refinancing of existing indebtedness (if any) and for working capital, capital expenditures, acquisitions, and other lawful corporate purposes.

7.2             Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)                                       Within ninety (90) days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(b)                                      Within forty five (45) days of the period’s end (excluding the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer.  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated basis.

(c)                                       Within ninety (90) days of the end of each fiscal year and within forty five (45) days of the end of each quarter, a compliance certificate of the Borrower signed by an authorized financial officer, and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d)                                      Annual Budget due within ninety (90) days of the fiscal year end.

7.3             Funded Debt to EBITDA Ratio.  To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.50:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt (including capitalized leases if any), less the non-current portion of Subordinated Liabilities. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.4             Basic Fixed Charge Coverage Ratio.  To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.25:1.0.

“Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA, minus income tax, minus dividends, withdrawals, and other distributions, minus unfinanced capital expenditures (excluding the $41,000,000.00 in expenditures incurred during fiscal year 2005 for the construction and refurbishment of the head office complex), to (b) the sum of interest expense, the current portion of long term debt and the current portion of capitalized lease obligations. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.  The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

7.5             No Negative Pledge.  Not to enter into any agreement with a party other than the Bank that obligates the Borrower not to pledge any of its assets in an amount that exceeds a total of Five Million Dollars ($5,000,000.00).

7.6             Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)             Acquiring goods, supplies, or merchandise on normal trade credit.

(b)             Endorsing negotiable instruments received in the usual course of business.

(c)             Obtaining surety bonds in the usual course of business.

(d)             Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)             Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(f)              Additional debts and lease obligations for business purposes which, together with the debts permitted under subparagraph(s) a - e, above, do not exceed a total principal amount of Five Million Dollars ($5,000,000.00) outstanding at any one time.

7.7             Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)             Liens and security interests in favor of the Bank.

(b)             Liens for taxes not yet due.

(c)             Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)             Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Five Million Dollars ($5,000,000.00) at any one time.

7.8             Maintenance of Assets.

(a)             Not to sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower’s business or the Borrower’s assets except in an aggregate amount not exceeding Fifteen Million Dollars ($15,000,000.00) in any fiscal year.

(b)             Not to sell, assign, lease, transfer or otherwise dispose of any assets in excess of $100,000.00 for less than fair market value, or enter into any agreement to do so.

(c)             Not to enter into any sale and leaseback agreement covering any of its fixed assets exceeding $1,000,000.00.

(d)             To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)                                  To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.9             Cash Management Investments.  Not to have any existing, or make any new, investments in any individual or entity, (excluding mergers and acquisitions permitted by 7.11) or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)                                  Existing investments disclosed to the Bank in writing.

(b)                                 Investments in the Borrower’s current subsidiaries.

(c)                                  Investments in any of the following:

(i)                                     certificates of deposit;

(ii)                                  U.S. treasury bills and other obligations of the federal government;

(iii)                               readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(iv)                              investments in keeping with Borrower’s Investment Policy dated April 1, 2005, as updated from time to time with a copy to Lender.

7.10                           Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)                                  Existing extensions of credit disclosed to the Bank in writing.

(b)                                 Extensions of credit to the Borrower’s current subsidiaries.

(c)                                  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)                                 Extensions of credit that do not exceed an amount of Two Million Dollars ($2,000,000.00) outstanding at any one time.

7.11                           Additional Negative Covenants.  Not to, without the Bank’s written consent:

(a)                                  Enter into any consolidation, merger, or other combination where Borrower is not the surviving entity.

(b)                                 Acquire or purchase a business, or part thereof, or its assets for a consideration, including assumption of direct or contingent debt, in excess of Fifteen Million Dollars ($15,000,000.00) per annum and Forty Million Dollars ($40,000,000.00) through maturity.

(c)                                  Engage in any business activities outside of the healthcare industry.

(d)                                 Liquidate or dissolve the Borrower’s business.

(e)                                  Voluntarily suspend the Borrower’s business.

7.12                           Notices to Bank.  To promptly notify the Bank in writing of:

(a)                                  Any lawsuit claiming actual damages over Two Million Five Hundred Thousand Dollars ($2,500,000.00) that a plaintiff files against the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor).

(b)                                 Any substantial dispute between any governmental authority and the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor).

(c)                                  Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)                                 Any material adverse change in the Borrower’s (or any guarantor’s, or, if the Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations, properties or prospects, or a material adverse change affects the Borrower’s ability to repay the credit.

(e)                                  Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)                                    Any actual contingent liabilities of the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00).

7.13         Insurance.

(a)                                  General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business.  Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

7.14         Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business.  The Bank shall have no obligation to make any advance to the Borrower’s except in compliance with all applicable laws and regulations and the Borrower’s shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.15         ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.16         Books and Records.  To maintain adequate books and records.

7.17         Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.18         Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

 8.            DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled  “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1           Failure to Pay.  The Borrower fails to make a payment under this Agreement when due.

8.2           Other Bank Agreements.  Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.  For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

8.3           Cross-default.  Any default occurs, and remains uncured for 30 days, under any agreement in connection with any credit over $250,000.00 the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

8.4           False Information.  The Borrower or any Obligor has given the Bank false or misleading information or representations.

8.5           Bankruptcy.  The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

8.6           Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7           Judgments.  Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) or more in excess of any insurance coverage.

8.8           Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

8.9           Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

8.10         Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.11         ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)                                  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)                                 Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.12         Other Breach Under Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.             ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1           GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2           New York Law.  This Agreement is governed by New York state law.

9.3           Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4           Arbitration and Waiver of Jury Trial

(a)                                  This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)                                 At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.  The arbitration will take place on an individual basis without resort to any form of class action.

(c)                                  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)                                 The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e)                                  The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)                                    This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)                                 The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)                                 BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.5           Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

9.6           Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.7           One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)                                  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)                                 replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)                                  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.8           Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.9           Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.10         Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11         Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Borrower:	Bank:

Merit Medical Systems, Inc.	Bank of America, N.A.

By:	By:

Name:	Name:

Title:	Title:

Address where notices to Borrower are to be sent:	Address where notices to Bank are to be sent:

1600 West Merit Parkway	Dallas - Attn: Notice Desk
South Jordan, Utah 84095	TX1-609-06-07
1201 Main Street, 6th Floor
Telephone:	Dallas, Texas 75202

Fascimile:	Fascimile: (214) 508-4715